Exhibit 99.1

For Release: 5:00 p.m. ET Information: Julie S. Ryland Wednesday, December 10, 2003 (205) 326-8421

Energen Raises 2004 Earnings Guidance

Oil and Gas Capital Spending Level Increased to $300 Million

Birmingham, Alabama -Energen Corporation (NYSE: EGN) announced today that it is raising its earnings guidance for 2004 by 5 cents to a range of $2.90 to $3.10 per diluted share and is increasing its oil and gas capital spending plans for the coming year to some $300 million, including $200 million for property acquisitions. In addition, Energen maintained its 2003 earnings guidance range of $3.00 to $3.10 per diluted share.

"I am pleased to announce a 5-cent increase in our earnings guidance for 2004, from a range of $2.85-$3.05 per diluted share to a new range of $2.90-$3.10 per diluted share," said Mike Warren, Energen's chairman and chief executive officer. "Energen has solid base-business operations, a hedge position that helps protect earnings from falling commodity prices while leaving room for upside potential in today's rising-price environment, and a solid strategic plan with a proven track record, a plan that focuses on earnings growth and risk management."

"Energen's 2004 budget assumes that NYMEX prices applicable to our unhedged natural gas and oil volumes will average $5 per thousand cubic feet (Mcf) and $27 per barrel, respectively. This leaves a lot of potential for commodity price-driven earnings upside given that current 2004 swap prices are more than $29 per barrel for oil and $5.30 per Mcf for natural gas.

"Furthermore, should Congress pass the energy bill as currently written, the coalbed methane tax credit incentive provisions could generate for Energen approximately 15 cents per diluted share of net income, " Warren added.

"For the longer term, we believe the future of the energy industry is very bright and that natural gas commodity prices will remain strong in the face of growing demand for the clean-burning fossil fuel," said Warren. "As we look ahead across Energen's five-year planning horizon, we anticipate investing some $1 billion in oil and gas property acquisitions between 2004-2008 and another $325 million in development activities as we seek to continue to grow our production and reserves and increase our earnings at an average compound rate of 7-8 percent a year over the five-year period.

"We plan to continue relying on our strong natural gas utility business foundation to provide Energen with modest earnings growth and our shareholders with growing dividend income," Warren added.

HEDGE POSITION

As Energen moves closer to the start of 2004, its oil and gas acquisition and development subsidiary, Energen Resources Corporation, has hedges in place for approximately 32 billion cubic feet (Bcf) of natural gas production, or some 58 percent of its estimated production of 55.6 Bcf, at an average New York Mercantile Exchange (NYMEX) price of $4.71 per Mcf. The hedges include 10.4 Bcf of NYMEX contracts, 2.4 Bcf of NYMEX collars with a floor of $4.05 per Mcf and a ceiling of $4.44 per Mcf, and 19.4 Bcf of San Juan and Permian basin-specific contracts. (Note: The basin-specific gas contract prices have been adjusted to reflect a NYMEX-equivalent price based on Energen Resources' estimated basis differentials between NYMEX and the specific regional indices upon which the physical production is sold. At present, the assumed differential for the San Juan Basin is approximately 79 cents per Mcf; and the assumed differential for the Permian Basin is approximately 35 cents per Mcf).

Energen Resources also has hedged 1.3 million barrels (MMBbl) of oil, or approximately 40 percent of its estimated 2004 production, at an average NYMEX price of $27.51 per barrel. The assumed sour oil basis differential is $2.76 per barrel, and the company has hedged the sour basis for 180,000 barrels at a price of $2.64 per barrel.

In addition, some 37.2 million gallons (MMgal) of natural gas liquids (NGL), or approximately 55 percent of Energen Resources' estimated NGL production in 2004, have been hedged at an average price of 41 cents per gallon.

PRODUCTION

Energen Resources' production in 2004 is estimated to total approximately 85 Bcfe, broken out as follows:

  Natural gas: 55.6 Bcf, including 1.9 Bcf from unidentified acquisitions

  Oil: 3.3 MMBbl

  NGL: 67.1 MMgal, including 0.7 MMgal from unidentified acquisitions

A breakdown of Energen Resources' estimated 2004 production and hedge position by region and commodity is shown below.

Table 1. 2004 Estimated Production, Hedges by Region (excluding unidentified acquisitions)
	San Juan Basin		Permian Basin		Warrior Basin		Other
	Volumes	% Hedged	Volumes	% Hedged	Volumes	% Hedged	Volumes	% Hedged
Gas (Bcf)	21.0	78%	7.7	39%	16.5	53%	8.4	48%
Oil (MMBbl)	0.1	75%	3.1	39%	-	-	0.1	-
NGL (MMgal)	50.7	73%	15.7	-	-	-	-	-

Total (Bcfe)	28.9	74%	28.7	36%	16.5	53%	8.7	47%

EARNINGS SENSITIVITIES TO PRICING

Energen's underlying assumptions for commodity prices applicable to Energen Resources' unhedged volumes in 2004 are NYMEX prices of $5 per Mcf for gas and $27 per barrel for oil and a price of 45 cents per gallon for NGL. (Note: Realized prices for natural gas and oil will be less than the NYMEX-equivalent price due to basis differentials, and realized NGL prices will be less due to transportation and fractionation charges of approximately 7 cents per gallon).

The largest influences on Energen's financial results are the commodity prices applicable to the company's unhedged production. Given Energen Resources' current hedge position for 2004 and assuming prices (as outlined in above) for its unhedged production (excluding volumes from unidentified acquisitions), Energen's earnings' sensitivities to commodity price changes are as follows:

Relative to the company's unhedged volumes in 2004 (excluding production from unidentified acquisitions):

  Every 10-cent change in the average NYMEX price of gas from $5 per Mcf is estimated to have a net income impact of approximately $1.25 million (3.4 cents per diluted share).

  Every $1 change in the average NYMEX price of oil from $27 per barrel is estimated to have a net income impact of approximately $1.25 million (3.4 cents per diluted share).

  Every 1-cent change in average price of NGL from 45 cents per gallon is estimated to have a net income impact of approximately $130,000 (0.4 cents per diluted share)

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

QUARTERLY OUTLOOK

Energen estimates that. on a quarterly basis in 2004, its earnings will range from $1.55-$1.65 per diluted share in the first quarter; from 45-55 cents per diluted share in the second quarter; from 15-25 cents per diluted share in the third quarter; and from 65-75 cents per diluted share in the fourth quarter. Diluted average shares outstanding in 2004 are estimated to be 36.4 million per quarter.

The following tables reflect Energen's quarterly production estimates, hedge positions, pricing assumptions for unhedged production and earnings sensitivities to 10-cent per Mcf, $1 per barrel and 1-cent per gallon changes in the assumed prices for unhedged natural gas, oil and NGL production, respectively, in the quarter.

Table 2. 1st Quarter 2004
	Natural Gas	Oil	NGL
Production (estimated)	13.4 Bcf	800 MBbl	16.3 MMgal
Hedge position (%)	73%	74%	57%
Average hedge price	$5.06/Mcf +	$28.21/barrel +	$0.41/gallon
Assumed Price (unhedged production)	$5.75/Mcf +	$28.64/barrel +	$0.45/gallon
Earnings sensitivities:	Per $0.10/Mcf Change from Assumed Price	Per $1/barrel Change from Assumed Price	Per $0.01/gallon Change From Assumed Price
Net income	$184,000	$125,000	$30,000
EPS (diluted)	0.5 cents	0.3 cents	0.1 cent

+ NYMEX equivalent

Table 3. 2nd Quarter 2004
	Natural Gas	Oil	NGL
Production (estimated)	13.3 Bcf	815 MBbl	16.3 MMgal
Hedge position (%)	57%	48%	57%
Average hedge price	$4.56/Mcf +	$27.58/barrel +	$0.41/gallon
Assumed Price (unhedged production)	$4.75/Mcf +	$27.65/barrel +	$0.45/gallon
Earnings sensitivities:	Per $0.10/Mcf Change from Assumed Price	Per $1/barrel Change from Assumed Price	Per $0.01/gallon Change From Assumed Price
Net income	$310,000	$275,000	$30,000
EPS (diluted)	0.9 cents	0.8 cents	0.1 cent

+ NYMEX equivalent

Table 4. 3rd Quarter 2004
	Natural Gas	Oil	NGL
Production (estimated)	13.4 Bcf	815 MBbl	16.6 MMgal
Hedge position (%)	56%	20%	56%
Average hedge price	$4.56/Mcf +	$26.20/barrel +	$0.41/gallon
Assumed Price (unhedged production)	$4.60/Mcf +	$26.20/barrel +	$0.45/gallon
Earnings sensitivities:	Per $0.10/Mcf Change from Assumed Price	Per $1/barrel Change from Assumed Price	Per $0.01/gallon Change From Assumed Price
Net income	$315,000	$415,000	$35,000
EPS (diluted)	0.9 cents	1.1 cents	0.1 cent

+ NYMEX equivalent

Table 5. 4th Quarter 2004
	Natural Gas	Oil	NGL
Production (estimated)	15.5 Bcf	860 MBbl	17.9 MMgal
Hedge position (%)	48%	19%	52%
Average hedge price	$4.56Mcf +	$26.20/barrel +	$0.41/gallon
Assumed Price (unhedged production)	$4.90/Mcf +	$25.52/barrel +	$0.45/gallon
Earnings sensitivities:	Per $0.10/Mcf Change from Assumed Price	Per $1/barrel Change from Assumed Price	Per $0.01/gallon Change From Assumed Price
Net income	$440,000	$450,000	$35,000
EPS (diluted)	1.2 cents	1.2 cents	0.1 cent

+ NYMEX equivalent

Other key assumptions in Energen's 2004 budget include:

  Alagasco's utility operations earning a return on equity at the end of the year of some 13.5 percent on average equity of approximately $265 million (The utility's rate-setting mechanism provides the opportunity for the utility to earn a return on average equity at the end of its rate year, September 30, between 13.15 percent and 13.65 percent).

  A DD&A rate at Energen Resources of approximately 92 cents per Mcfe and lease operating expense from oil and gas activities of approximately $1.20 per Mcfe.

CAPITAL SPENDING PLANS

Energen Resources has incorporated into its financial objectives for 2004 an investment late in the year of $200 million in domestic producing properties. Because of the budgeted timing of the acquisition(s), any such acquisition is estimated to generate only about $2.5 million in net income in 2004. Should one or more acquisitions occur earlier in the 2004 year, they could have a positive impact on Energen Resources' production volumes and earnings.

Energen Resources also is planning to invest approximately $100 million in development capital in 2004, including:

  Approximately $45 million to drill in the Permian Basin some 70 producing wells, 75 water injection wells, and 70 pay adds and to make numerous other developmental enhancements.
  Approximately $35 million in the San Juan Basin to drill some 50 wells and 15 pay adds.
  More than $10 million in the Black Warrior Basin to drill approximately 45 wells in the on-going down-spacing project and to undertake other developmental activities.
  Approximately $8 million in the North Louisiana/East Texas area to drill approximately 15 wells and perform 25 recompletions.

Energen Resources' exploration spending in 2004 is estimated to total approximately $4.5 million, including exploration expense of some $3.5 million.

Capital spending needs at Alagasco are estimated to be approximately $59 million, including some $45-$50 million for normal system upkeep and approximately $10 for technology implementation and replacement.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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